Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Addentax Group Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value 0.001 per share, , underlying convertible notes	Rule 457(c)	164,373,089	(2)	$1.65	(5)	$271,215,596.85	0.00011020	$29,887.96
	Equity	Common Stock, par value 0.001 per share, underlying PIPE Warrants	Rule 457(g)	32,154,344	(3)	$1.25	(6)	$40,192,930	0.00011020	$4,429.27
	Equity	Common Stock, par value 0.001 per share, underlying Placement Agent Warrants	Rule 457(g)	700,000	(4)	$1.25	(7)	$875,000	0.00011020	$96.43

	Total Offering Amounts							$312,283,526.85		$34,413.66
	Total Fees Previously Paid									$-
	Total Fee Offsets									$-
	Net Fee Due									$34,413.66

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of ordinary share, par value $0.001 per share, of the registrant as may be issued or issuable because of share split, share dividend, recapitalization, exchange or similar event or otherwise.

(2) Representing 200% of the maximum number of common stocks issuable pursuant to the convertible notes, including payment of interest on the notes through July 4, 2024, which is the 18 months anniversary of the closing date (“Closing Date”) of certain private placement (“PIPE Offering”).

(3) Representing 200% of the maximum number of common stocks issuable upon exercise of the PIPE Warrants.

(4) Representing the maximum number of common stocks issuable upon exercise of the Placement Agent Warrants.

(5) Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon the higher of (a) assumed alternate conversion price of $0.85; (b) $1.65, the average of high and low prices for one common stock as reported on Nasdaq Capital Market on January 23, 2023.

(6) Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon $1.25, which is the price at which the PIPE Warrants may be exercised.

(6) Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon $1.25, which is the price at which the Placement Agent Warrants may be exercised.